Exhibit 1.01

Conflict (Responsible) Minerals Report of POSCO HOLDINGS INC. and its consolidated subsidiaries (the “Company”)

◾ Responsible Minerals Policy

The Company is committed to actively participating in the responsible sourcing of minerals and fulfilling its social responsibility to protect human rights including violations, child labor, funding the conflict groups and environment in Conflict Affected and High Risk Area(“CAHRA”).

To ensure the management of Responsible Minerals, the Company has established the policy and implemented the standard operating procedures in accordance with the due diligence guidance suggested by the OECD in 2020.

In addition, the Company has joined the Responsible Minerals Initiative(“RMI”) to focus on sourcing responsible minerals ethically and strengthen supply chain management.

In relation to these procedures, the Company provides training for employees to raise awareness of and to support Responsible Minerals Policy and follows a five-step process when purchasing responsible minerals.

The Company uses the Conflict Minerals Reporting Template(“CMRT”) and the Extended Minerals Reporting Template(“EMRT”) provided by the RMI Association, and conducts the ‘Supplier Survey’, developed by the Company, to identify and mitigate the risk in supply chain for tin, tungsten, tantalum, gold, cobalt and mica.

When signing a contract or registering a new supplier, the Company encourages a supplier to conduct due diligence by third-party organizations under the Responsible Minerals Assessment Program(“RMAP”) for smelters in the supply chain. As a result of these efforts, the Company’s smelters are 100% certified by the RMI for minerals sourced in CAHRA(Conflict Affected and High Risk Area). In addition, the Company has strengthened the Supplier Code of Conduct in order to expand its responsible minerals sourcing policy to every level of the supply chain.

[Supplier Code of Conduct]

Suppliers should establish a Responsible Minerals Management Policy and report on their progress in improving to ensure that raw materials delivered to the Company do not include minerals from uncertified smelters or Artisan Small Scale(“ASM”) mining in CAHRA.

Suppliers have to identify and collect mining/smelter information, origin, location and comply with the Company’s responsible minerals policy when signing a contract with the Company.

Suppliers should prepare and submit a report on the use of conflict minerals and responsible minerals in a timely manner upon the Company’s request and disseminate the responsible minerals policy to key suppliers so that all of the Company’s supply chains can take the lead in resolving social issues.

The Company restricts transactions with suppliers who have been engaged in socially condemnable behaviors or fail to take appropriate action on responsible minerals. Strict disciplinary measures are taken against these suppliers, including bidding restrictions and banning them from doing business with the Company. The Company also evaluates all suppliers in the SRM(Supplier Relationship Management) system.

The Company will continue to actively participate in the responsible sourcing of minerals, thereby fulfilling its social responsibility to protect human rights and the environment in areas where conflict and ethical risks occur.

[Conflict(Responsible) Minerals related to the Company]

On a consolidated basis, the Company purchases tin(230 tons per year), tungsten(170 tons per year) and cobalt(2,705 tons per year). Our tin plates contain tin to prevent oxidation and corrosion and certain of our stainless steel sheets contain tungsten to adjust tensile strength. We also use tungsten and cobalt for the production of cathode materials.

[Conflict Affected and High Risk Area]

The Company has adopted the CAHRA designation methodology in reference to the OECD and the European Conflict Minerals Regulation. CAHRA are identified by the presence of armed conflict, widespread violence or other risks of harm to people(Child labor, human rights violations).

[List of CAHRAS, Last updated in —March 2023]

※ POSCO, POSCO Future M

•	Africa: 145 regions in 17 countries including DR Congo, Central Africa and Burkina Faso

•	Asia: 23 regions in 4 countries including Myanmar, India and Pakistan

•	Middle East: 77 regions in 3 countries including Afghanistan and Yemen

•	South America: 32 regions in 2 countries including Colombia and Venezuela

•	Other: 14 regions in 2 countries including Turkiye and Ukraine

◾ The Process of Conflict (Responsible) Minerals (5 Steps)

•	Step 1. Establishment of Responsible Minerals Policy

[Organization]

POSCO has been operating the “Responsible Minerals Council” managed by the Raw Materials Department of the Purchasing and Investment Division with the group companies including POSCO International and POSCO Future M since 2020. This council will be replaced and integrated into the “Supply Chain ESG Task Force Consultative Group” from 2023.

[Employee Training]

In order to raise awareness of employees, the Company has trained its employees on ESG through e-learning content.

[Reinforcement of new supplier registration standards]

The Company has strengthened its registration standards for new suppliers by requiring a signature that complies with the Company’s responsible minerals policy. This allows suppliers to participate in responsible minerals in CAHRA and add a clause that requires third-party inspections and RMAP-certified smelters.

•	Step 2. Supply Chain Information Collection/Evaluation

[Supply Chain Information]

The Company collects information from suppliers and smelters using the Company’s own Survey Template. The Company also use CMRT and EMRT, provided by the RMI association, to verify compliance. This includes checking the origin, mine/smelter location, logistic flow, risk presence in the supply chain, and the supplier’s responsible mineral policy.

[Grievance Process]

The grievance process has been established to ensure that supplier’s opinions are heard at all times. The Company has established a procedure to receive and formally resolve complaints directly to all stakeholders in the supply chain.

[Risk Assessment]

Based on the Company’s CAHRA criteria, the Company uses the information collected to determine whether the origin or transport route of the minerals is associated with CAHRA. In addition, the Company evaluates various factors such as supplier survey response rate, intentional non-verified information sharing, and lack of awareness of responsible minerals, and manage Red Flag separately, which requires risk management by the supplier.

(Level of Supplier status : high-risk group suppliers, risk group suppliers, and general suppliers)

•	Step 3-4. Risk Identification and Mitigation / Due Diligence

[Risk Mechanism]

The Company has established risk mechanisms, such as revising supplier code of conduct, providing educational support, conducting due diligence, and independent third-party audits based on the identified risk level of Red Flag targets.

If high-risk suppliers repeatedly encounter problems and fail to make improvements, the Company encourages and requests that these suppliers conduct due diligence by independent third parties. When dealing with raw materials suppliers from countries in high-risk areas such as CAHRA, the Company limits contracts to those who have received RMAP certification.

If a refinery in a high-risk country has not been certified, the Company provides various forms of support to obtain RMAP certification. The Company has strengthened its own regulations to suspend contract agreements with us if there is no willingness to improve identified issues despite the Company’s support on education and internal/external audit activities.

•	Step 5. Enhancing Stakeholders Communication

The Company has published a ‘Responsible Minerals Report’ to strengthen communication with stakeholders from 2021. In addition, the Company discloses various ESG activities through United States Securities and Exchange Commission’s Specialized Disclosure Report and its own Corporate Citizenship Report.

In addition, the Company discloses various ESG activities through The ‘Corporate Citizenship Report’ and its website. The Company will continue to publish such reports with respect to the standards required by the international community for transparent information disclosure.

*	Please refer to the web address below to view ‘Corporate Citizenship Report :

•	POSCO HOLDINGS : https://www.posco-inc.com:4453/poscoinc/v3/eng/esg/s91e4000400c.jsp

•	POSCO : https://www.posco.co.kr/homepage/docs/eng6/jsp/irinfo/irdata/s91b6000030l.jsp

•	POSCO Future M : https://www.poscochemical.com/en/esg/report.do

※ POSCO (Separate Basis)

Annex 1. Employee Training

Education Sessions : Number of Participants	(persons)

2020	2021	2022
14,728	15,402	16,464

•	Number of employees who have completed “Corporate Citizenship Training Program”

Annex 2. Smelters of Responsible Minerals

	2020	2021	2022
Tin	2	2	3
Tungsten	2	3	1
Cobalt	1	1	1
Total	5	6	5

Annex 3. Certified Smelters of Responsible Minerals

	2020	2021	2022
Certified	5	6	4
Conformant	4	5	4
Active	1	1	0
Uncertified	—	—	1

Annex 4. The List of Certified Smelters

No	Metal	ID	Smelter Name	Country	Level
1	Tin	CID001477	PT Timah Tbk Kundur	Indonesia	Conformant
2	Tin	CID001482	PT Timah Tbk Mentok	Indonesia	Conformant
3	Tin	CID002180	Tin Smelting Branch of Yunnan Tin Company Ltd	China	Conformant
4	Cobalt	CID003403	Glencore Nikkelverk Refinery	Norway	—
5	Tungsten	CID002315	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant

※ Nikkelverk Refinery is based in Norway and not included in the CAHRA region.

(The Company is encouraging the supplier to be RMAP certified)

※ POSCO Future M (Separate Basis)

Annex 1. Employee Training

Classification	2021	2022
No. of trainees who completed education	All Employees	All Employees
Frequency of education per person	Once a year	Twice a year

Annex 2. Current Status of Responsible Minerals Refiners

Classification	2021	2022
Tungsten	2	2
Cobalt (including precursor companies)	2	4
Total	4	6

Annex 3. Current Status of RMAP-assured Refiners

	2021	2022
Certified	5	6
Conformant	4	6
Active	1	—
Uncertified	—	—

Annex 4. The List of Certified Smelters

No	Metal	RMI Refiner ID	Refiner’s Name	Country	Level
1	Cobalt	CID003291	Guangdong Jiana Energy Technology	China	Conformant
2	Cobalt	CID003255	Quzhou Huayou Cobalt New Material	China	Conformant
3	Cobalt	CID003411	Hunan CNGR New Energy Science & Technology Co.,Ltd.	China	Conformant
4	Cobalt	CID003338	SungEel HiTech	Korea	Conformant
5	Tungsten	CID002321	Jiangxi Gan Bei Tungsten	China	Conformant
6	Tungsten	CID002082	Xiamen Tungsten	China	Conformant

※ Conformant (assurance): refiners or refineries that completed the RMAP standard or equivalent cross-recognized assessment

※ Active (in progress): refiners and refineries that promised to present RMAP assessment documents and field assessment. In terms of phase, suppliers in the pre-assessment, assessment, or corrective action phases of the assessment are included.